ACQUISITION AGREEMENT

          THIS ACQUISITION AGREEMENT is made this 11th day of August, 1995, between GOOD TIMES RESTAURANTS, INC., a Nevada corporation ("Good Times"), and HOT CONCEPTS MANAGEMENT GROUP, LLC, a Colorado limited liability company ("Purchaser"). Good Times and Purchaser hereby agree as follows:
                 I.SALE AND PURCHASE OF RTC STOCK
          1.1 Sale and Purchase of RTC Stock. Good Times owns all of the issued and outstanding capital stock of Round The Corner Restaurants, Inc., a Delaware Corporation ("RTC"). RTC owns all of the issued and outstanding capital stock of Round The Corner Restaurants, Inc., a Colorado corporation ("RTC-Colo"). Upon the terms and conditions of this Agreement, at the Closing (as hereinafter defined) Good Times shall sell and assign to Purchaser and Purchaser shall purchase and acquire from Good Times all of the capital
     stock of RTC     (the "RTC Stock").
          1.2 Purchase Price. The purchase price for the RTC Stock shall be $100,000 in cash plus the negotiable promissory note of Purchaser, RTC and RTC - Colo, made jointly and severally, in the form attached hereto as Exhibit A (the "Promissory Note"). The principal amount of the Promissory Note shall be $200,000 increased to the extent, if any, that specified current liabilities of RTC and RTC - Colo on September 30, 1995, exceed specified current assets of RTC and RTC - Colo by less than $350,000. For this purpose current liabilities and current assets of RTC and RTC - Colo shall be determined as set forth on Exhibit B hereto. To the extent that such specified current liabilities of RTC and RTC - Colo on September 30, 1995, exceed such specified current assets of RTC and RTC - Colo on that date by more than $350,000, Good Times shall pay a portion of such liabilities equal to such excess. Any billings for accounts payable of RTC or RTC - Colo relating to goods and services acquired prior to September 30, 1995, shall be paid by Purchaser, RTC or RTC - Colo, and the amount of the Promissory Note shall be decreased by the total amount of such payments. In the event that the landlord of the Round The Corner Restaurant located at Southwest Plaza Mall in the Denver, Colorado metropolitan area requires RTC- Colo to commence on or before December 31, 1995, the remodeling of the front of such restaurant, Good Times shall pay to RTC - Colo an amount equal to the lesser of one-half of the cost of such remodeling or $15,000.
          1.3  Promissory Note.
               (a) The Promissory Note shall bear interest at a per annum rate equal to two percent below the prime lending rate as printed in the Business Investors Daily determined on the last day of each calendar quarter beginning with September 30, 1995. Principal and interest of the Promissory Note shall be paid in eighty equal quarterly installments on the last day of each calendar quarter beginning with December 31, 1995, with the amount of such equal installments adjusted each calendar quarter if necessary to reflect changes in the foregoing prime lending rate in order to amortize the Promissory Note in equal installments over the remaining quarterly installments. Not withstanding the foregoing, all remaining principal and interest of the Promissory Note shall be due and payable in full on September 30, 2005.
               (b) The obligation represented by the Promissory Note shall be secured by a pledge in favor of Good Times of the assets, including the leasehold interests, of the two
     (2) Round The Corner Restaurants located at Westminster Mall, and at Southwest Plaza Mall in the Denver, Colorado metropolitan area. Upon the request of Purchaser, and with the approval of Good Times which approval shall not be unreasonably withheld, Purchaser may substitute as security other assets of equivalent value for the assets of such restaurants. Good Times shall, upon the request of Purchaser or RTC, subordinate the obligation represented by the Promissory Note, but not the pledge of the foregoing assets, if required by a lender to Purchaser, RTC or RTC - Colo, and if the proceeds of such loan are to be utilized for capital expenditures by RTC or RTC - Colo, provided that such capital expenditure utilization with respect to which such subordination shall occur shall not exceed $500,000 for each Round The Corner Restaurant. In the event of such subordination, upon any liquidation of Purchaser, RTC or RTC - Colo, no payment shall be made to Good Times on the Promissory Note, except from the proceeds of the security therefor, until such senior loan has been paid (including payment form the assets securing such senior loan).
          (c) The obligation represented by the Promissory Note shall be accelerated, and be due and payable in full upon any failure to make any payment thereunder when due or upon any failure of Purchaser, RTC or RTC - Colo to comply with the terms of any other obligation of it for borrowed money. Any default under a lease for the assets of a pledged Round The Corner Restaurant or any failure to exercise a renewal option within ninety days of the termination of such lease (or to replace the lease with a new lease on more favorable terms) shall also constitute a default under, and resulting the acceleration of, the Promissory Note.
          1.4 Retention of Assets. RTC or RTC - Colo shall distribute to Good Times prior to Closing, and Good Times shall retain for its own account the following assets of RTC or RTC - Colo:
          (i) The limited partner interests in RTC Associate IV and RTC Associates V;
          (ii) The Promissory note receivable from Theresa's Pizza Colore in the current principal amount of $8,296.90;
          (iii) The promissory note receivable of Ed Massey & Associates Inc. in the principal amount of approximately $10,000; and
          (iv) The real property and other assets, including furniture, fixtures, equipment, and current assets in existence at the Closing, but not the leasehold interest in the ground, utilized for the Round The Corner Restaurant at Hampden and Locust in Denver, Colorado (the "Park Hampden Restaurant"). Good Times shall assume and discharge the liabilities of the Park Hampden Restaurant in existence at Closing, and such assets and liabilities shall not be considered in the computation with respect to the principal amount of the Promissory Note described in paragraph 1.2 above. RTC or RTC - Colo shall retain the ownership and operation of the Park Hampden Restaurant and shall utilize therefor the real property and other assets thereof distributed to and retained by Good Times. As consideration for the use of such assets Purchaser, RTC or RTC - Colo shall pay to Good Times fifty percent of the net cash flow of the Park Hampden Restaurant realized each calendar quarter determined after deducting therefrom a management fee of $200 per month. Any deficit cash flow for a calendar quarter shall be reimbursed by Good Times. Such arrangement shall continue for so long as requested by Good Times and shall be pursuant to the terms and conditions of the
                    Lease attached hereto as Exhibit C.
          (iv)      The right to receive back the real property
                    lease deposits for the Park Hampden
                    Restaurant, the Round The Corner Restaurant at the Union Plaza Shopping Center in Colorado Springs, Colorado, and the former Round The Corner Restaurant in the Hill area of Boulder, Colorado together with any utility or other comparable refundable deposits with respect to the Park Hampden Restaurant.
          1.5 Retention of Liabilities. Good Times shall assume and discharge in accordance with its terms the promissory note payment obligation of RTC or RTC - Colo to Boulder Radiologists, Inc. Defined Benefit Plan - Dubach in the principal amount of $150,000.

     II.  REPRESENTATIONS AND WARRANTIES OF GOOD TIMES
          Good Times hereby represents and warrants to Purchaser that;
          2.1 Corporate Organization and Good Standing. Good Times, RTC and RTC - Colo are corporations duly organized, validly existing and in good standing under the laws of the States of Nevada, Delaware and Colorado, respectively.
          2.2 Capital Stock of RTC. The outstanding capital stock of RTC consists of 2, 258,883 common shares all of which are owned be Good Times free and clear of all liens, encumbrances, charges, assessments, and all of which are duly authorized, validly issued, fully paid and non assessable. Except with respect to Round The Corner Limited Partnership 1991-I, RTC Limited of Colorado, and RTC Limited of Colorado -1986, there are no outstanding subscriptions options, warrants, rights convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of RTC.
          2.3 Authority. Good Times has the corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby, and the performance of the terms and provisions hereof has been duly authorized by all necessary corporate actions on the part of Good Times. This Agreement constitutes the legal, valid and binding obligation of Good Times enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.
          2.4 Necessary Approvals and Consents. Except as set forth on Schedule 2.4 hereto, no authorization, consent. permit or license or approval of any person or governmental entity is necessary for the execution of this Agreement and consummation of the transactions contemplated hereby.
          2.5 Full Disclosure. To the best of the knowledge and belief of Good Times, and in view of the fact that Scott LeFever, President of Purchaser, has been President of RTC and RTC - Colo since June 1993, and employed by RTC and RTC - Colo since 1978, with such employment being in executive positions since 1983, Purchaser is aware of all material information with respect to the business, assets, liabilities, commitments, and financial position of RTC and RTC - Colo.
          III. REPRESENTATION AND WARRANTIES OF PURCHASER Purchaser hereby represents and warrants to Good Times that:
          3.1 Corporate Organization and Good Standing. Purchaser is a Colorado limited company duly organized, validly existing and in good standing under the laws of the State of Colorado.
          3.2 Authority. Purchaser has the corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby, and the performance of the terms and provisions hereof has been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.
          3.3 Necessary Approvals and Consents. Except as set forth on Schedules 2.4, and 3.3 hereto, no authorization, consent, permit or license or approval of any person or governmental entity is necessary for the execution of this Agreement, and the consummation of the transactions contemplated hereby.
          3.4 Financial. On or before August 25, 1995, Purchaser shall furnish to Good Times a balance sheet which has been prepared in accordance with generally accepted accounting principles showing a liquid net worth of not less than $350,000. Purchaser does not have any liabilities or obligations, absolute, contingent or otherwise, except as set forth in this Agreement.
          3.5 Investment Representations. Purchaser acknowledges that Scott LeFever, President of Purchaser, has been President of RTC and RTC - Colo since June 1993, and employed by RTC and
RTC - Colo since 1978, with such employment being in executive position s since 1983. Accordingly, Purchaser further acknowledges and represents that Purchaser is fully informed with respect to the business and financial condition of RTC and RTC - Colo, and requires no further information thereon from Good Times, and as a result thereof Purchaser is aware of and accepts the risks and uncertainties associate with the ownership of the RTC Stock. Purchaser represents and warrants that it is acquiring the RTC Stock for investment and not for distribution within the meaning of the Securities Act of 1933, as amended, and Purchaser understands that the RTC Stock may not be transferred except in compliance with such Act. Purchaser also understands and agrees that a legend will be placed upon certificates representing the Rtc Stock in accordance with the foregoing representations and understandings and in conformance with the requirements of such Act and the rules and regulations thereunder.

                    IV.  CONDITIONS TO CLOSING
          4.1 Conditions to Obligations of Good Times. The obligations of Good Times under this Agreement and to accomplish the Closing are conditioned upon (i) the representations and warranties of Purchaser being true and correct at the Closing with the same force and effect as if made at the Closing and Good Times having received a certificate of the President of Purchaser attesting to the foregoing, (ii) no suite or other proceeding being pending in which it is sought to restrain or prohibit or to obtain damages or other release in connection with this Agreement or the transactions contemplated hereby and (iii) all consents necessary for the consummation of the transactions contemplated by this Agreement, which are required prior to the Closing, having been obtained.
          4.2 Conditions to Obligations or Purchaser. The obligations of Purchaser under this Agreement and to accomplish the Closing hereof are conditioned upon (i) the representations and warranties of Good Times being true and correct at the Closing with the same force and effect as if made at the Closing and Purchaser having received a certificate of the President of Good Times attesting to the foregoing, (ii) no suite or other proceeding being pending in which it is sought to restrain or prohibit or to obtain damages or other release in connection with this Agreement or the transactions contemplated hereby and
(iii) all consents necessary for the consummation of the transactions contemplated by this Agreement, which are required prior to the Closing, having been obtained. The obligation of Purchaser to accomplish the Closing is also conditioned upon there having been entered into a new lease for the Round The Corner Restaurant located at Crossroads Mall in Boulder, Colorado with a term of not less than five years,and an initial base rent of not more than $76,100 combined with a percentage rent of not more than seven percent and otherwise containing terms and conditions generally customary for restaurants of that nature located in similar shopping centers.

                    V. CLOSING
          The Closing of the Sale and Purchase of the RTC Stock shall take place on September 30 1995, or on such other earlier date as Good Times and Purchaser may agree. At the Closing Good Times and Purchaser may agree. At the Closing Good Times shall sign and deliver to Purchaser certificates evidencing the RTC Stock and Purchaser shall deliver to Good Times $100,000 cash and the Promissory Note. Good Times, Purchaser, RTC and RTC - Colo shall also execute and deliver at Closing, or thereafter if appropriate, all other documents and instruments, including the Lease, as may reasonably be required to carry out the intent, terms and conditions of this Agreement.
          VI.  CONDUCT OF RTC BUSINESS PENDING THE CLOSING
          Prior to the Closing, Good Times shall:
          6.1 Full Access. Provide to Purchaser and its authorized representatives, investors and lenders full access to all properties, books and records of RTC and RTC - Colo.
          6.2 Carry on Business In Regular Course. Cause RTC and RTC - Colo to carry on their business in the ordinary course and to utilize its reasonable best efforts to preserve such business intact, including maintaining intact RTC's and RTC - Colo's relationships with its employees, suppliers and customers.
          6.3 Consent. Use its reasonable best efforts to obtain the consents set forth on Schedule 2.4.
          6.4 Negative Covenants. Not cause RTC or RTC - Colo to enter into any agreement or commitment or to incur any liability or obligation other than in the ordinary course of its business and pursuant to customary terms and procedures, nor, by dividend, distribution, redemption of stock or otherwise, cause RTC or RTC - Colo to transfer to Good Times any assets other than provided for by this Agreement.
                    VII. INDEMNIFICATIONS
          7.1 By Good Times. Good Times shall indemnify and hold Purchaser, RTC and RTC - Colo harmless against, from and in respect of any and all losses, liabilities, claims, costs, and expenses with respect to any claims of limited partners accruing prior to Closing under RTC Limited of Colorado, RTC Limited of Colorado - 1986, Round The Corner, California Street Ltd., RTC Florida Mall Partnership Ltd. and Round The Corner Limited Partnership - I.
          7.2 By Purchaser and RTC. Purchaser, RTC and RTC - Colo shall, jointly and severally, indemnify and hold Good Times harmless against, from and in respect of any and all losses, liabilities, claims, costs, and expenses with respect to Good Times, RTC and RTC - Colo, including the limited partnerships described in paragraph 7.1., accruing form and after Closing.
                    VII. OTHER AGREEMENTS
          8.1 Stock Options. Good Times shall cause the stock purchase options held on the date of the Agreement by Scott LeFever, Donald Beck, Timothy Swanson, Katherine Lee, and
Christy Idler to be amended in order to enable such stock options to be exercised in accordance with their terms for the remainder of their stated durations irrespective of the sale of the RTC Stock by Good Times.
          8.2 Additional Indemnification. Purchasers, RTC and
RTC - Colo, by their execution of this Agreement, hereby agree to indemnify and hold harmless Good Times Dan W. James II and
B. Edwin Massey with respect to any liability accruing after the Closing under the real property leases for the Round The Corner Restaurants located in the Westland Shopping Center, on Colorado Boulevard, and in the Aurora Mall in the Denver, Colorado, metropolitan area and Good Times with respect to the prospective real property lease for the Round The Corner Restaurant located in the Crossroads shopping Center in Boulder, Colorado.
          8.3 Repair and Maintenance Service. Good Times shall provide its restaurant repair and maintenance personnel for the use at Purchaser's restaurants at a cost of $25 per hour for up to an aggregate of 3333 hours. Such personnel use shall be with reasonable notice to Good Times and shall be scheduled in a manner not to unreasonably interfere with the use of such personnel by Good Times. Purchaser shall pay for all materials utilized in such repairs and maintenance work.
                    IX. MISCELLANEOUS
          9.1 Survival of Representations and Warranties. The representation and warranties of Good Times and Purchaser shall survive the Closing hereunder.
          9.2 Resignation of Directors. Upon the Closing
Boyd E. Hoback and B. Edwin Massey shall resign as Directors of
RTC.
          9.3 Benefit. This Agreement and all of its terms and conditions shall inure to the benefit and be binding upon Good Times and PUrchaser and their respective successors. Not withstanding the foregoing, Purchaser may not assign its rights under this Agreement.

     IN WITNESS WHEREOF this Agreement has been executed the the day and year first above written.
                              GOOD TIMES RESTAURANTS, INC.

                              By:
                                   President - Boyd Hoback


                              ROUND THE CORNER RESTAURANTS, INC.,
                              a Delaware Corporation

                              By:
                                   President Scott LeFever


                              ROUND THE CORNER RESTAURANTS, INC.,
                              a Colorado Corporation


                              By:
                                   President Scott LeFever


                              HOT CONCEPTS MANAGEMENT GROUP, LLC.
                              a Colorado Limited Liability Company


                              By:
                                   Manager Ron Olson